Exhibit 99.1

NEWS RELEASE
1590 Reed Road, Pennington, NJ 08534 609.730.0400

Ocean Power Technologies Announces Results for the
FiscalSecond QuarterEnded October 31, 2015

PENNINGTON, N.J., December 14, 2015 (GLOBE NEWSWIRE) --Ocean Power Technologies, Inc. (Nasdaq: OPTT) today announced financial results for its Fiscal 2016 second quarter ended October 31, 2015.

George H. Kirby, President and Chief Executive Officer of OPT, stated, "I am pleased with our second quarter results as we executed on our objectives and achieved considerable progress on both the technical and commercial fronts. During the second quarter, we deployed the APB350 (A1) and initiated Accelerated Life Testing (ALT) on our redesigned APB350 PowerTakeoff system. We formed a Technical Advisory Panel (TAP) to provide critical industry feedback on market applications and requirements to increase our speed to market. Furthermore, we signed a Memorandum of Understanding (“MOU”) with Gardline Environmental, Ltd, one of our TAP members, to jointly investigate innovative metocean monitoring and maritime security systems for prospective customers.”

Mr. Kirby continued, “Consistent with our strategic pivot away from large grid-connected systems to smaller autonomous PowerBuoys, we have made considerable progress toward our next-generation APB350, which we are moving to commercialization. We expect the APB350 will feature an enhanced electrical storage system, a higher efficiency power management system, and “plug and play” capability, making it end-user payload agnostic. I am excited to announce this next-generation buoy has undergone a critical design review, and we expect the APB350 to undergo significant in-ocean and accelerated life testing in the next year. We currently project that in calendar year 2016, it will achieve a maturity level that will allow us to proceed with a commercial launch of our product.”

Ocean Power Technologies Announces Results for the First Quarter Ended October 31, 2015

Results for the Second Fiscal Quarter Ended October 31, 2015

For the three months ended October 31, 2015, OPT reported revenue of $0.5 million, as compared to revenue of $1.7 million for the three months ended October 31, 2014. The decrease in revenues compared with the prior year was primarily related to decreased billable costs on our project with Mitsui Engineering & Shipbuilding ("MES") and with our contract with the U.S. Department of Energy (“DOE”). The MES project is currently undergoing a stage-gate review as discussed more fully in the MD&A section of our quarterly report on Form 10-Q for the second fiscal 2016 quarter ended October 31, 2015.

The net loss for the three months ended October 31, 2015 was $3.0 million as compared to a net loss of $4.4 million for the three months ended October 31, 2014. The decrease in net loss is primarily due to lower selling, general and administrative expenses including reduced third party consulting, site development and patent amortization costs. During the three months ended October 31, 2015, we recovered product development costs from prior periods under our cost-sharing contract with the European Union for our WavePort project. In addition, the prior year included $0.3 million of gross loss due to a change in project cost estimates related to the MES contract.

Results for the Six Months Ended October 31, 2015

For the six months ended October 31, 2015, OPT reported revenue of $0.6 million, as compared to revenue of $3.3 million for the six months ended October 31, 2014. The decrease in revenue is primarily related to decreased billable work for the DOE, WavePort and MES contracts.

The net loss for the six months ended October 31, 2015 was $7.1 million, as compared to a net loss of $7.7 million for the six months ended October 31, 2014. The decrease in the Company's net loss year-over-year primarily reflects increased estimated project costs associated with our contract with MES in the prior year period as well as reduced legal, third party consulting, site development costs and patent amortization expenses compared with the prior year period. These decreases were partially offset in part by higher product development costs related to our APB350 and PB40 projects.

Balance Sheet and Available Cash

As of October 31, 2015, total cash, cash equivalents, and marketable securities were $10.4 million, down from $17.4 million on April 30, 2015. As of October 31, 2015 and April 30, 2015, restricted cash was $0.4 million and $0.5 million, respectively. Net cash used in operating activities was $7.0 million during the six months ended October 31, 2015, compared with $12.1 million for the six months quarter ended October 31, 2014. The prior year reflects the return of $4.7 million related to an advance payment received from ARENA while the current year reflects costs related to increased deployment activity.

Ocean Power Technologies Announces Results for the First Quarter Ended October 31, 2015

Conclusion

Mr. Kirby concluded, "We are especially encouraged by A1’s performance, particularly power generation to date, which has generated positive market feedback. We continue to believe that our PowerBuoys will be cost-effective alternatives to incumbent solutions that generally use less reliable and more costly sources of power, as well as enable new applications. Further, we remain focused on discussing new opportunities for joint development and projects with potential partners and customers as part of our commercialization efforts. Overall, we are excited about the growth opportunities in front of us, and we look forward to achieving further progress in the near future."

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results. The call will be held on Tuesday, December 15, 2015, at 10:00 a.m. eastern time. Please call 1-844-864-2538 and enter pass code 5968623. Additionally, the call will be webcast live at the Company's website at www.oceanpowertechnologies.com. A telephonic replay will be available from 4:30 p.m. eastern time the day of the teleconference until December 14, 2016. To listen to the archived call, dial 1-855-859-2056 and enter pass code 5968623, or access the webcast replay via the Company website at www.oceanpowertechnologies.com, where a transcript will be posted once available.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is seeking to commercialize its proprietary PowerBuoy® technology, which is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology.

Ocean Power Technologies Announces Results for the First Quarter Ended October 31, 2015

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

FINANCIAL TABLES FOLLOW

Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations section.

CONTACT:

Company Contact:
Mark A. Featherstone,
Chief Financial Officer of OPT
Phone: 609-730-0400
Investor Contact:
Shawn Severson
The Blueshirt Group
Phone: (415)489-2198

Ocean Power Technologies Announces Results for the First Quarter Ended October 31, 2015

Consolidated Balance Sheets as of

October 31, 2015 and April 30, 2015

ASSETS	October 31, 2015	April 30, 2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$10,339,322	$17,335,734
Marketable securities	25,000	75,000
Restricted cash	437,732	438,561
Accounts receivable	104,827	103,470
Unbilled receivables	46,796	81,658
Other current assets	329,826	186,641
Total current assets	11,283,503	18,221,064
Property and equipment, net	219,403	263,898
Restricted cash	-	50,000
Other noncurrent assets	284,958	335,924
Total assets	$11,787,864	$18,870,886
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$258,655	$352,827
Accrued expenses	2,477,207	2,507,119
Current portion of long-term debt	100,000	100,000
Total current liabilities	2,835,862	2,959,946
Long-term debt	-	50,000
Deferred credits	600,000	600,000
Total liabilities	3,435,862	3,609,946

Ocean Power Technologies, Inc. Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; 105,000,000 authorized as of April 30, 2015, and 50,000,000 share authorized as of October 31, 2015; issued 1,836,620 and 1,838,720 shares, respectively	1,837	1,839
Treasury stock, at cost; 4,318 and 3,866 shares, respectively	(133,740)	(132,016)
Additional paid-in capital	180,730,459	180,803,339
Accumulated deficit	(171,943,857)	(164,755,055)
Accumulated other comprehensive loss	(302,697)	(229,915)
Total Ocean Power Technologies, Inc. stockholders’ equity	8,352,002	15,688,192
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	-	(427,252)
Total equity	8,352,002	15,260,940
Total liabilities and stockholders’ equity	$11,787,864	$18,870,886

Ocean Power Technologies Announces Results for the First Quarter Ended October 31, 2015

Consolidated Statements of Operations

For the Three and Six Months Ended October 31, 2015 and 2014

(Unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2015	2014	2015	2014
Revenues	$494,412	$1,747,788	600,078	$3,288,316
Cost of revenues	494,412	1,998,076	600,078	3,965,240
Gross loss	-	(250,288)	-	(676,924)
Operating expenses:
Product development costs	1,177,656	1,224,487	3,660,444	1,144,432
Selling, general and administrative costs	1,821,993	2,708,878	3,728,938	5,831,850
Total operating expenses	2,999,649	3,933,365	7,389,382	6,976,282
Operating loss	(2,999,649)	(4,183,653)	(7,389,382)	(7,653,206)
Interest income (expense), net	3,712	3,424	8,835	(55,196)
Other Income (expense), net	(8,080)	-	242,927	185,000
Foreign exchange loss	(24,801)	(216,249)	(5,842)	(221,907)
Net loss	(3,028,818)	(4,396,478)	(7,143,462)	(7,745,309)
Less: Net (profit) loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	2,057	26,784	(45,340)	92,863
Net loss attributable to Ocean Power Technologies, Inc	$(3,026,761)	$(4,369,694)	(7,188,802)	$(7,652,446)
Basic and diluted net loss per share	$1.71	$(2.50)	(4.08)	$(4.40)
Weighted average shares used to compute basic and diluted net loss per share	1,773,978	1,748,156	1,762,805	1,747,312

Ocean Power Technologies Announces Results for the First Quarter Ended October 31, 2015

Consolidated Statements of Cash Flows

For the Six Months Ended October 31, 2015 and 2014

(Unaudited)

	Six Months Ended October 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(7,143,462)	$(7,745,309)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	5,842	221,907
Depreciation and amortization	55,629	486,640
Compensation expense related to stock option grants and restricted stock	276,912	153,153
Changes in operating assets and liabilities:
Accounts receivable	(1,357)	308,731
Unbilled receivables	34,862	18,267
Other current assets	(144,364)	291,903
Other noncurrent assets	51,718	(131,539)
Accounts payable	(92,077)	(90,043)
Accrued expenses	(28,408)	(38,258)
Advance payment received from ARENA	-	(4,709,055)
Unearned revenues	-	(877,374)
Net cash used in operating activities	(6,984,705)	(12,110,977)
Cash flows from investing activities:
Purchases of marketable securities	-	(13,746,959)
Maturities of marketable securities	50,000	11,745,562
Restricted cash	50,829	6,712,559
Purchases of equipment	(11,130)	(10,896)
Net cash provided by (used in) investing activities	89,699	4,700,266
Cash flows from financing activities:
Repayment of debt	(50,000)	(50,000)
Proceeds from the sale of common stock, net of issuance costs	4,798	1,155
Acquisition of treasury stock	(1,724)	(1,309)
Net cash (used in) provided by financing activities	(46,926)	(50,154)
Effect of exchange rate changes on cash and cash equivalents	(54,480)	(159,086)
Net increase in cash and cash equivalents	(6,996,412)	(7,619,951)
Cash and cash equivalents, beginning of period	17,335,734	13,858,659
Cash and cash equivalents, end of period	$10,339,322	$6,238,708